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John Hancock Financial Trends Fund, Inc. and John Hancock Advisers LLC Announce
Change in Fund's Investment Adviser, Sub Adviser and Administrator


BOSTON, Oct. 5 /PRNewswire-FirstCall/ -- The Board of Directors of the John Hancock Financial Trends Fund, Inc. (Nasdaq: JHFT - News; the "Fund") and John Hancock Advisers, LLC, jointly announced today that after discussions regarding the future direction of the $84 million Fund, they have mutually agreed that John Hancock Advisers and its affiliates will resign as investment adviser, subadviser and administrator to the Fund, and that Diamond Hill Capital Management, Inc. ("Diamond Hill") (www.diamond-hill.com) will assume these duties effective on or about December 1, 2007. As of the effective date, the Fund will be renamed and no longer have any affiliation with John Hancock.


"We believe that this change makes sense at this time for both John Hancock Advisers and the Fund," said Barry Evans, president of the Fund and spokesperson for John Hancock Advisers. "We have been privileged to serve as the Fund's adviser since 1992, succeeding another firm that launched the Fund in 1989 under its original name, 'The Southeastern Savings Institutions Fund, Inc.' John Hancock has been rapidly expanding its own complex of open-end and closed-end funds, and we believe it is best to devote our resources to John Hancock's proprietary funds. We are pleased that this arrangement has been reached and look forward to working with the board and Diamond Hill to effect the transition."

"The Board is grateful for the relationship the Fund has had with John Hancock and John Hancock's efforts on behalf of the Fund's stockholders. The Board has arrived at this decision after careful consideration of the options available to the Fund and a comprehensive search for a suitable successor investment adviser. The Board is impressed with Diamond Hill's track record, corporate culture and investment process and believes that a relationship with Diamond Hill in the future would be in the best interest of the Fund and its stockholders," said Frank Golden, Chairman of the Fund's Board of Directors.

It is expected that the current members of the Fund's Board of Directors, none of whom is affiliated with John Hancock or Diamond Hill, will remain in place. Each of the Fund's officers, other than the Fund's Chief Compliance Officer, is an employee of John Hancock or its affiliates. It is expected that each officer will be replaced on the effective date by Diamond Hill representatives.

Under applicable regulations, the Board's appointment of Diamond Hill as investment adviser is for an initial interim term of up to 150 days from the effective date. Diamond Hill's continued service as investment adviser to the Fund after that time is subject to approval of the Fund's stockholders. Accordingly, the Fund will file a proxy statement with the Securities and Exchange Commission and hold a special meeting of stockholders to, among other things, consider and vote on a new investment advisory agreement with Diamond Hill. The special meeting of stockholders is expected to take place in early December. Only holders of record of the Fund's common stock at the close of business on October 3, 2007 will be entitled to notice of and to vote at the special meeting.

About the Fund

John Hancock Financial Trends Fund is a diversified, closed-end fund. The Fund seeks long-term capital appreciation with current income as a secondary objective by investing at least 80% of its assets in stocks of U.S. and foreign financial services companies of any size.

About Manulife Financial and John Hancock

The Boston-based mutual fund business unit of John Hancock Financial Services, John Hancock Funds manages more than $59 billion in open-end funds, closed-end funds, private accounts, retirement plans and related party assets for individual and institutional investors at June 30, 2007. For more information, please visit http://www.jhfunds.com.

John Hancock Financial Services is a unit of Manulife Financial Corporation, a leading Canadian-based financial services group serving millions of customers in 19 countries and territories worldwide. Operating as Manulife Financial in Canada and Asia, and primarily through John Hancock in the United States, the company offers clients a diverse range of financial protection products and wealth management services through its extensive network of employees, agents and distribution partners. Funds under management by Manulife Financial and its subsidiaries were Cdn$410 billion (US$386 billion) at June 30, 2007. Manulife Financial Corporation trades as 'MFC' on the TSX, NYSE and PSE, and under '0945' on the SEHK. Manulife Financial may be found on the Internet at http://www.manulife.com .


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Source: John Hancock Advisers, LLC